Exhibit 10.6

EXECUTIVE RETENTION AGREEMENT

THIS EXECUTIVE RETENTION AGREEMENT (this “Agreement”), dated as of the 4 March 2013 (the “Effective Date”), is by and among INSTITUT D’ETUDES ECONOMIQUES ET COMMERCIALES (INSEEC), a French « association régie par la loi de 1901 », registered under number 312 409 030 00011, whose offices are located 14 rue de Prony – 75017 Paris – France, represented by Mr. Louis de Fouchier, President, duly empowered for the purposes hereof, (the “Association”), and Catherine Lespine, (the “Executive”).

WHEREAS, the Executive is currently the General Manager within the Association; and

WHEREAS, the Association desires to ensure the Executive’s continued employment with the Association through March 31, 2014, (the “Retention Date”); and

WHEREAS, in order to help ensure such continued employment, the Association desires to grant the Executive the Retention Bonus (as defined below) which shall be payable pursuant to the terms hereof.

NOW, THEREFORE, the parties hereto hereby agree as follows:

1. Retention Bonus. The Executive shall receive a retention bonus in an amount of $50,000 (the “Retention Bonus”). The Retention Bonus shall be paid in cash in United States dollars and will be subject to applicable social security contributions and income tax.

2. Payment Date. The Retention Bonus will be paid within thirty (30) days of the Retention Date.

3. Forfeitabilitv of the Retention Bonus. In all cases, to the extent the Executive voluntarily terminates employment with the Association, for any reason, or the Executive is terminated by the Association, for any reason, prior to the Retention Date, the amount due to be paid to the Executive on such Payment Date shall be forfeited by the Executive.

4. Change in Control. Following a Change in Control, the Retention Bonus will remain payable on the Payment Date specified in Section – hereof.

A Change in Control is the occurrence of any one or more of the following:

(i)	CEC Group ceases to hold, directly or indirectly, the majority of the voting shares in the Association; or

(ii)	the Association is merged, acquired or consolidated and CEC Group does not hold, directly or indirectly, the majority of the voting shares in the surviving entity; or

(iii)	the sale, transfer or other disposition of all or substantially all of the business or assets of the Association.

CEC Group means Career Education Corporation, a Delaware corporation, (“CEC US”) and all the worldwide legal entities in which CEC US has a majority of the voting rights, whether directly or indirectly.

5. Confidentiality of Agreement. This Agreement and its terms are confidential and the Executive agrees not to discuss or disclose the existence or terms of this Agreement to anyone. Notwithstanding the foregoing, the Association and the Employee may disclose this Agreement and the terms thereof to the extent required by applicable law or to the extent necessary to ensure its enforceability.

6. No Alteration of Employment Status. This Agreement does not alter the nature of the relationship between the Executive and the Association. Neither this Agreement nor any retention period stated herein in any way constitute a contract of employment or a promise of a term of employment of any length.

7. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

8. Social security withholding and income tax. The Association will withhold from any amount payable under this Agreement all applicable social contributions as must be withheld pursuant to any applicable law or regulation. French income tax will be paid by the Executive.

9. Inadmissibility. This Agreement, its execution, and its implementation may not be used as evidence, and will not be admissible, in any proceeding except one brought by the Executive or the Association claiming a violation of this Agreement.

10. Entire Agreement. This Agreement contains the entire agreement and understanding between the Executive and the Association concerning any of the matters described herein and therein, and except as specifically provided herein, supersedes any and all prior agreements, discussions, negotiations, understandings, and proposals of the parties relating to a retention bonus. The terms of this Agreement cannot be changed except in a later document signed by the Executive and an authorized officer of the Association.

11. Controlling Law. This Agreement will be governed by the laws of France. Any dispute relating hereto shall be subject to the exclusive jurisdiction of the French courts.

The present agreement has been drafted in French and English. In the event of disagreement in the interpretation of this agreement or discrepancies between the two versions, the French version shall prevail.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

INSEEC

Catherine LESPINE General Manager	Louis de FOUCHIER President